Exhibit 77C- Matters submitted to a vote of security holders

AllianceBernstein Emerging Market Debt Fund, Inc.

A Special Meeting of the Stockholders of the AllianceBernstein Emerging
Market Debt Fund (the "Fund") was held on November 15, 2005 and adjourned until December 6, 2005, December 19, 2005, December 21, 2005 and December 22, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved.
At the December 6, 2005 Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the fundamental investment restrictions, and the fourth item of business, the reclassification of the Fund's fundamental investment objective as non-fundamental with changes to the Fund's investment objective, the required number of outstanding shares voted in favor of the proposals, and the proposals were approved. With respect to the second item of business, to amend and restate the charter of the Fund, an insufficient number of required outstanding shares voted in favor of the proposal, and therefore the proposal was not approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Fund's proxy statement):


Voted For
Withheld Authority
1. To elect eight Directors of the Fund, each such Director to hold office until his or her successor is duly elected and qualified.





Ruth Block
26,341,733
647,399
David H. Dievler
26,372,760
616,371
John H. Dobkin
26,403,782
585,350
Michael J. Downey
26,395,566
593,566
William H. Foulk, Jr.
26,387,377
601,755
D. James Guzy
26,176,553
812,578
Marc O. Mayer
26,402,984
586,148
Marshall C. Turner, Jr.
26,398,996
590,135



Voted For
Voted Against

Abstained
Broker
Non-Votes
3.   To amend, eliminate,
or reclassify as
non-fundamental, the
fundamental investment
restrictions regarding:





3.B.  Issuing Senior Securities
and Borrowing Money

18,129,832
1,076,471
365,467
6,036,546
3.D.  Concentration of Investments

18,132,216
1,058,614
380,941
6,036,546
3.E.  Real Estate and Companies
That Deal In Real Estate

18,140,490
1,057,121
374,160
6,036,546
3.F.   Commodity Contracts and
Futures Contracts
18,089,564
1,101,644
380,563
6,036,546
3.G.   Loans

18,103,848
1,085,340
382,583
6,036,546
3.H.   Joint Securities Trading
Accounts

18,164,088
1,031,380
376,303
6,036,546
3.I.   Exercising Control

18,144,086
1,073,584
354,100
6,036,546
3.J.   Other Investment Companies

18,163,276
1,053,635
354,859
6,036,546
3.K.   Oil, Gas and Other Types of
Minerals or Mineral Leases

18,175,064
1,053,506
343,201
6,036,546
3.L.   Purchase of Securities on
Margin

18,091,504
1,132,956
347,310
6,036,546
3.M.  Short Sales

18,091,464
1,118,640
361,666
6,036,546
3.N.  Pledging, Hypothecating,
Mortgaging, or Otherwise
Encumbering Assets

18,085,843
1,121,608
364,320
6,036,546
3.W.  Purchasing Voting or Other
Securities
18,152,655
1,043,049
376,067
6,036,546





4.B.  The reclassification of the
Fund's fundamental
investment objective as non-
fundamental with changes to
the Fund's investment
objective.
17,290,543
986,000
1,295,228
6,036,546